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                                                                     Exhibit 21


                       LANDAIR SERVICES, INC. SUBSIDIARIES

Landair Transport, Inc.

Forward Air, Inc.

Landair International Airlines, Inc.

Transportation Properties, Inc.

Transportation Properties (Texas), Inc.

Landair Royalty Company

Landair Licensing Company

Volunteer Adjustment, Inc.